UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

GE Vernova Inc.
(Exact name of the registrant as specified in its charter)

Delaware	001-41966	92-2646542
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 Charles Street, Cambridge, MA	02141
(Address of principal executive offices)	(Zip code)

Richmond Glasgow Vice President, Chief Corporate Counsel & Deputy Secretary	(617) 674-7555
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this form is being filed:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the fiscal year ended _____.

SECTION 1 - CONFLICT MINERALS DISCLOSURE
Item 1.01    Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of the GE Vernova Inc. 2025 Conflict Minerals Report is filed as Exhibit 1.01 hereto and is publicly available at https://www.gevernova.com/sustainability/reports-policies. The content of any website referred to in this Form SD is included for general information only and is not incorporated by reference into this Form SD.
Item 1.02    Exhibit
The GE Vernova Inc. 2025 Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE
Not applicable.

SECTION 3 – EXHIBITS
Item 3.01    Exhibits
Exhibit 1.01 – GE Vernova Inc. 2025 Conflict Minerals Report, as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GE Vernova Inc.
(Registrant)

By:	/s/ Richmond Glasgow	June 1, 2026
	Richmond Glasgow	(Date)
Vice President, Chief Corporate Counsel & Deputy Secretary